UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 23, 2011

Nash-Finch Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-785	41-0431960
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7600 France Avenue South, Edina, Minnesota		55435
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant's telephone number, including area code:		952-832-0534

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2011, Nash-Finch Company (the "Company") and its subsidiaries entered into a credit agreement and related security and other agreements with Wells Fargo and the Lenders party thereto (the "Credit Agreement"), providing for a $520.0 million revolving asset-based credit facility, which includes a $50.0 million Swing Line sub-facility and a $75.0 million letter of credit sub-facility (the "Revolving Credit Facility"). Provided no event of default is then existing or would arise, the Company may from time-to-time, request that the Revolving Credit Facility be increased by an aggregate amount (for all such requests) not to exceed $250.0 million. On December 21, 2011, the Company (a) borrowed $151,724,998.12 under the Revolving Credit Facility to pay-off outstanding principal and interest due pursuant to the credit agreement among the Company, various Lenders, Bank of America, N.A , as Administrative Agent, et al, dated as of April 11, 2008 (the "B of A Credit Agreement"), to pay closing costs and for other general corporate purposes and (b) rolled forward its existing letters of credit totaling $10,963,459 into the new Credit Agreement. The Credit Agreement is collateralized by a first priority perfected security interest on all real and personal property of the Company and its subsidiaries, including (i) a perfected pledge of all of the equity interests held by the Company and its subsidiaries and (ii) mortgages encumbering certain real estate owned by the Company, subject to certain exceptions. The obligations of the Company and its subsidiaries under the Credit Agreement are unconditionally cross-guaranteed by the Company and its subsidiaries.

The syndicate of lenders includes: Wells Fargo Capital Finance, LLC, as Administrative Agent, Collateral Agent, Swing Line Lender, Wells Fargo Bank, N.A. and Bank of America, N.A. as L/C Issuers, JPMorgan Chase Bank, N.A. and BMO Harris Bank, N.A. as Syndication Agents, Bank of America, N.A. and Barclays Bank PLC as Documentation Agents, and Wells Fargo Capital Finance, LLC, J.P. Morgan Securities LLC, BMO Capital Markets and Merrill Lynch, Pierce, Fenner and Smith Incorporated as Joint Lead Arrangers and Joint Book Managers.

The principal amount outstanding under the Revolving Credit Facility, plus interest accrued and unpaid thereon, will be due and payable in full at maturity on December 21, 2016. The Company can elect, at the time of borrowing, for loans to bear interest at a rate equal to either base rate or LIBOR plus a margin. The LIBOR interest rate margin currently is 1.75%, but the LIBOR interest rate margin will become adjustable after March 25, 2012. Once the margin becomes adjustable, it can vary quarterly in 0.25% increments between three pricing levels ranging from 1.50% to 2.00% based on the Excess Availability, which is defined in the Credit Agreement as (a) the lesser of (i) the borrowing base; or (ii) the aggregate commitments; minus (b) the aggregate of the outstanding credit extensions.

The Credit Agreement contains no financial covenants unless and until (i) the continuance of an event of default under the Credit Agreement, or (ii) the failure of the Company to maintain Excess Availability equal to or greater than 10% of the borrowing base at any time, in which event, the Company must comply with a trailing 12-month basis consolidated fixed charge covenant ratio of 1.0 : 1.0, which ratio shall continue to be tested each period thereafter until Excess Availability exceeds 10% of the borrowing base for three consecutive fiscal periods.

The Credit Agreement contains usual and customary covenants for a facility of this type requiring the Company and its subsidiaries, among other things, to maintain collateral, comply with applicable laws, keep proper books and records, preserve corporate existence, maintain insurance and pay taxes in a timely manner. Events of default under the Credit Agreement are usual and customary for transactions of this type, subject to, in specific instances, materiality and cure periods including, among other things: (a) any failure to pay principal thereunder when due or to pay interest or fees on the due date; (b) material misrepresentations; (c) default under other agreements governing material indebtedness of the Company; (d) default in the performance or observation of any covenants; (e) any event of insolvency or bankruptcy; (f) any final judgments or orders to pay more than $15.0 million that remain unsecured or unpaid; (g) change of control, as defined in the Credit Agreement; and (h) any failure of a collateral document, after delivery thereof, to create a valid mortgage or first-priority lien.

The foregoing summary of the Credit Agreement is qualified in its entirety by reference to the full text of the agreement filed herewith as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed as part of this Current Report on Form 8-K:

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nash-Finch Company

December 23, 2011	By:	/s/ Kathleen M. Mahoney Name: Kathleen M. Mahoney
Title: Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement dated December 21, 2011